Preliminary Non-binding Proposal to Acquire Cellular Biomedicine Group, Inc.

February 21, 2020

The Special Committee of the Board of Directors (the "**Special Committee**")
Cellular Biomedicine Group, Inc.
1345 Avenue of Americas, 15th Floor
New York, New York 10105

Dear Sirs:

The undersigned, a consortium led by Mr. Bizuo (Tony) Liu, the Chief Executive Officer of Cellular Biomedicine Group, Inc. (the "**Company**"), certain other senior management members of the Company, Hillhouse Bio Holdings, L.P. and TF Capital Ranok Ltd. and also including Dangdai International Group Co., Limited, Mission Right Limited, Maplebrook Limited, Viktor Pan, Zheng Zhou, OPEA SRL, Wealth Map Holdings Limited and Earls Mill Limited (collectively, the "**Consortium Members**" and the consortium so formed, the "**Consortium**"), are pleased to submit this new preliminary non-binding proposal to acquire the Company in a going private transaction (the "**Acquisition**"). A consortium consisting of certain but not all of the Consortium Members submitted a preliminary non-binding proposal to acquire the Company in a going private transaction on November 11, 2019 (the "**November Proposal**").

We believe that our proposal provides a very attractive opportunity for the Company's stockholders to realize a meaningful premium and certainty of value. Our proposal represents a 10.4% premium to the closing price on the last trading day prior to the date of the November Proposal and a premium of 16.1% and 30.3% to the volume-weighted average price during the 30 and 60 trading days prior to the date of the November Proposal, respectively.

1. Consortium. The Consortium Members have entered into a consortium agreement (as may be amended, restated, supplemented or modified from time to time, the "**Consortium Agreement**") initially dated November 9, 2019, pursuant to which we will form an acquisition company for the purpose of implementing the Acquisition, and have agreed to work with each other in pursuing the Acquisition. The Consortium Members in the aggregate beneficially own approximately 45.2% of the entire capital stock of the Company issued and outstanding as of November 1, 2019 (as disclosed in the Company's quarterly report on Form 10-Q for the quarterly period ended September 30, 2019, filed with the Securities and Exchange Commission on November 6, 2019) and entitled to vote.

2. Purchase Price. The consideration payable for each share of common stock of the Company, par value $0.001 per share, will be US$19.50 in cash (other than those shares of common stock held by the Consortium Members that may be rolled over in connection with the Acquisition).

3. Funding. We intend to finance the Acquisition with a combination of cash and rollover of existing equity interests in the Company funded by the Consortium Members or their affiliates and any additional members we may accept into the Consortium. We do not anticipate requiring debt financing to consummate the Acquisition. We expect the commitments for the required equity funding, subject to the terms and conditions set forth therein, to be in place when the Definitive Agreements (as defined below) are signed.

4. Advisors. We are prepared to move expeditiously to complete the proposed Acquisition. We have engaged Kirkland & Ellis as our international legal counsel and Covington & Burling LLP as our international trade and national security counsel. We have significant experience in structuring and consummating transactions of this nature and would expect to complete the Acquisition on an expedited basis.

5. Definitive Agreements. We are prepared to promptly negotiate and finalize definitive agreements (the "**Definitive Agreements**") providing for the Acquisition and related transactions. These documents will provide for representations, warranties, covenants and conditions that are typical, customary and appropriate for transactions of this type. We anticipate that the Definitive Agreements will be completed in parallel with due diligence.

6. Process. We believe that the Acquisition will provide superior value to the Company's stockholders. This proposal is conditioned upon the non-waivable conditions requiring (i) approval of the Acquisition by a properly functioning Special Committee and (ii) approval of the Acquisition by stockholders holding at least a majority of all the issued and outstanding shares of common stock of the Company not affiliated with any member of the Consortium.

7. Confidentiality. As we are sure you can appreciate, as required by law, we will promptly make Schedule 13D filings to disclose the entry into the Consortium Agreement as well as this proposal.

8. No Binding Commitment. This letter constitutes only a preliminary indication of our interest, and does not constitute any binding commitment with respect to the Acquisition. A binding commitment will result only from the execution of Definitive Agreements, and then will be on terms and conditions provided in such documentation.

In closing, we would like to express our commitment to work together to bring this Acquisition to a successful and timely conclusion. Should you have any questions regarding this proposal, please do not hesitate to contact us. We look forward to hearing from you.

[*remainder of page intentionally left blank*]

Sincerely,

Bizuo (Tony) Liu

[*Signature page to Preliminary Non-Binding Proposal*]

Sincerely,

Hillhouse Bio Holdings, L.P.

By: Hillhouse Bio Holdings GP, Ltd.
its general partner

By: ______________________________
Name: Colm O' CONNELL
Title: Director

[*Signature page to Preliminary Non-Binding Proposal*]

Sincerely,

TF Capital Ranok Ltd.

By: ______________________________
Name: Tingting Zhang
Title: Director

Sincerely,

Li (Helen) Zhang

____

[*Signature page to Preliminary Non-Binding Proposal*]

Sincerely,

Yihong Yao

[*Signature page to Preliminary Non-Binding Proposal*]

Sincerely,

Chengxiang (Chase) Dai

Dai

[*Signature page to Preliminary Non-Binding Proposal*]

Sincerely,

Dangdai International Group Co., Limited

By: 陈杰
Name: Chen Jie
Title: Executive Vice President

[*Signature page to Preliminary Non-Binding Proposal*]

Sincerely,

Mission Right Limited

By: ______________________________
Name: Peter Chan
Title: Director

[*Signature page to Preliminary Non-Binding Proposal*]

Sincerely,

Maplebrook Limited

By: ______________________
Name: Joseph McBurney
Title: Authorized Signatory of RTSing Marina Limited, Director of Maplebrook Limited

By: ______________________
Name: Ruth Beaven
Title: Authorized Signatory of RTSing Raffles Limited, Director of Maplebrook Limited

Sincerely,

Viktor Pan

[*Signature page to Preliminary Non-Binding Proposal*]

Sincerely,

Zheng Zhou

[*Signature page to Preliminary Non-Binding Proposal*]

Sincerely,

OPEA SRL

By: ______________________
Name: EDOARDO FONTANA
Title: MANAGING DIRECTOR

[*Signature page to Preliminary Non-Binding Proposal*]

Sincerely,

Wealth Map Holdings Limited

By: /s/ James Xiao Dong Liu
Name: James Xiao Dong Liu
Title: Director

[*Signature page to Preliminary Non-Binding Proposal*]

Sincerely,

Earls Mill Limited

/s/ James X.D. Liu

By: ______________________________
Name: James Xiao Dong Liu
Title: Director